ACTION BY WRITTEN CONSENT OF DIRECTORS

BY THE BOARD OF DIRECTORS

OF

PLEASANT KIDS, INC.

(the "Company")

A Florida Corporation

The undersigned, being the directors (the "Directors") of Pleasant Kids, Inc., a Florida Company, (the "Company") hereby waives the calling or holding of a meeting of the Board of Directors of the Company, consents in writing, as of March 25, 2015, pursuant to the Bylaws of the Company and the Florida Business Corporations Act, hereby consents to the following actions of the Company.

A. The Company wishes to adopt and approve the actions (the "Actions") set forth fully herein as it deems the Actions to be in the best interests of the Company on a going-forward basis.
B. The Company's Directors have received and reviewed, concurrently herewith, consent to take the Actions from holders of at least 59% of the 7,321,458,233 shares of Company common stock issued and outstanding.
C. This Resolution of the Company's Board of Directors shall become effective immediately.

IT IS RESOLVED THAT:

1. **REVERSE STOCK SPLIT.**

RESOLVED, that the Company is hereby authorized and approves a reverse stock split ("Reverse Split") of the common stock of the Company on the basis of 1 share for each 500 shares currently issued and outstanding for all shareholders of record on the close of business on March 25, 2015 (the "Record Date"), with any fractional share that would result from this action being Rounded Up to the next whole share for each shareholder. The Authorized Share amount will not be reduced by the Reverse Split and will remain at 9,500,000,000. The effective date shall be determined by the Financial Industry Regulatory Authority upon approval of the associated documentation.

RESOLVED FURTHER, that Olde Monmouth Stock Transfer Co., Inc., is hereby confirmed as the Company's Transfer Agent to act as the Exchange Agent for all shares of Common Stock of the Company which presently are, or which may hereafter be, authorized by the Articles of Incorporation, as amended from time to time, of this Company or any amendment or amendments thereto, to act in accordance with its general practices and regulations for the transfer and registration of stock and the exchange of shares in accordance with the Reverse Split.

RESOLVED FURTHER, that the Secretary of the Company is hereby instructed to forward a copy of this resolution notifying the Transfer Agent of the Reverse Split.

RESOLVED FURTHER, that Olde Monmouth Stock Transfer Co., Inc., the Transfer Agent for the Company's common stock, is instructed and authorized to issue and deliver certificates representing the Reverse Split shares.

RESOLVED FURTHER, that, as a result of the aforementioned 1 for 500 reverse stock split, the current 7,321,458,233 issued and outstanding shares of Common Stock shall, on the Record Date, represent 14,642,917 post reverse split shares; any and all fractional shares resulting from the split shall

be rounded up to the next whole share.

RESOLVED FURTHER, that facsimile copy of this Resolution signed by any and/or all Directors shall have the same binding and legal effect as an original of the same.

RESOLVED FURTHER, that this Resolution may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

RESOLVED FURTHER, that the officers of this Company are hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolutions.

RESOLVED FURTHER, that any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of this Company.

2. OMNIBUS RESOLUTION.

RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized, empowered and directed in the name and on behalf of the Company, to take any and all actions reasonably necessary or appropriate to carry out the intent of the above resolutions, including the execution of documents, issuance of share certificates, warrants, debentures and making any filings with federal and state securities authorities as they deem necessary or appropriate, and that any and all actions taken by the officers in connection therewith are hereby ratified, confirmed, and approved.

CERTIFICATION

I hereby certify that the foregoing is a true and correct copy of a Resolution duly passed by the written consent of the Directors of Pleasant Kids, Inc.., and that the said Resolution is now in full force and effect.

Robert Rico	Kenneth Wiedrich	Calvin Lewis
Title: Director	Title: Director	Title: Director
Dated: March 25, 2015	Dated: March 25, 2015	Dated: March 25, 2015